Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ORCHARD RECEIVES CORRECTION FOR NASDAQ NON-COMPLIANCE NOTIFICATION

New York — November 24, 2009 — The Orchard (NASDAQ: ORCD), a full service media company specializing in the distribution of music and video entertainment, reports that on November 20, 2009, it received a letter from The NASDAQ Stock Market stating that based on information subsequently received by the NASDAQ staff, NASDAQ erroneously issued a letter to The Orchard on November 12, 2009.  The November 12, 2009 letter stated that the company was not in compliance with NASDAQ’s continued listing criteria for a listing on the NASDAQ Global Market under Listing Rule 5450(b)(1)(C) because of the company’s failure to maintain a minimum Market Value of Publicly Held Shares (MVPHS) of $5,000,000 over a 30 consecutive business day period.

About The Orchard®
Headquartered in New York and London with operations in 25 markets around the world, The rchard (NASDAQ: ORCD) is a full service media company specializing in the distribution of music and video entertainment.   Founded in 1997, the company is a global leader in digital marketing and distribution, driving sales across more than 730 digital storefronts and mobile carriers in 69 countries. Fostering creativity and independence, The Orchard enables labels, artists and rights holders to grow and monetize audiences globally. For further information please visit www.theorchard.com.

The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.

Forward Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance, such as the factors underlying The Orchard’s historical performance and the likelihood that these will result in similar future performance, The Orchard’s performance in 2009 despite a challenging macro-economic environment, the impact that new business areas that are being launched will have on future growth and management’s ability to control costs as revenues increase. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof and are based on our current views and assumptions. The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. These forward-looking statements involve a number of risks and uncertainties, certain of which are outside of The Orchard’s control, such as the growth of the digital music and video markets, the impact of the general economic recession and management’s ability to capitalize on our business strategy and take advantage of opportunities for revenue expansion, the outcome of, expenses associated with, or developments concerning, Dimensional's proposal to acquire all of our outstanding common stock not already owned by it or any litigation related to the proposal, the uncertainty for our employees, customers and other business partners resulting from Dimensional's proposal, which could adversely affect our business and financial results, and our ability to maintain the listing of our common stock on The NASDAQ Stock Market.  These and other factors that could cause actual results to differ materially from our expectations are detailed in The Orchard’s filings with the Securities and Exchange Commission, such as our annual reports on Form 10-K and quarterly reports on Form 10-Q.

CONTACTS

Financial Inquiries
Nathan Fong,
212-300-2824
EVP & Chief Financial Officer
nfong@theorchard.com

or

Press Inquiries:
Ed James
Cornerstone PR
212 652 9295
ed@cornerstonepromotion.com

or

Investor Relations:
ir@theorchard.com